Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

ARMATA PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities.

Security Type	Security Class Title	Fee Calculation Rule	Amount to be registered (1)	Proposed maximum offering price per share(3)	Maximum aggregate offering price(3)	Fee Rate	Amount of registration fee
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	1,807,328 (2)	$3.60 (3)	$6,506,380.80	0.00014760	$960.34 (4)
Equity	Common Stock, par value $0.01 per share	457(c) and 457(h)	2,142 (5)	$3.60 (3)	$7,711.20	0.00014760	$1.13 (4)
Total Offering Amount							$961.47
Total Fee Offsets							$0
Net Fees Due							$961.47

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the registrant’s Common Stock, par value $0.01 per share (“Common Stock”) of Armata Pharmaceuticals, Inc. (the “Company”) that become issuable under the Armata Pharmaceuticals, Inc. 2016 Equity Incentive Plan (the “Armata 2016 Plan”) or the Armata Pharmaceuticals, Inc. 2016 Employee Stock Purchase Plan (the “Armata 2016 ESPP”) by reason of any future stock dividend, stock split, recapitalization or other similar adjustments of the outstanding Common Stock.

(2)

Represents 1,807,328 shares of Common Stock that were automatically added to the shares authorized for issuance under the Armata 2016 Plan on January 1, 2024, pursuant to an “evergreen” provision contained in the Armata 2016 Plan. Pursuant to such “evergreen” provision, on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026, the number of shares authorized for issuance under the Armata 2016 Plan is automatically increased by: (a) a number equal to 5% of the total number of shares of the Company’s capital stock outstanding on December 31st of the preceding calendar year, or (b) a lesser number of shares determined by the Company’s board of directors (the “Board”).

(3)

Estimated solely for purposes of calculating the amount of the registration fee, pursuant to Rules 457(c) and 457(h) under the Securities Act, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $3.60 (the average of the high and low prices of the Company’s Common Stock on January 18, 2024, as reported on the NYSE American) by (ii) 1,809,470 (the number of shares of Common Stock issuable in connection with equity awards that may be granted in the future pursuant to the Armata 2016 Plan or the Armata 2016 ESPP).

(4)

The amount of registration fee is calculated only with respect to the additional shares of Common Stock registered on this Registration Statement. The existing securities issuable under the Armata 2016 Plan and Armata 2016 ESPP were registered, and the correlating registration fee paid, pursuant to the Registration Statements on Form S-8 filed on November 15, 2023 (File No. 333-275580), June 22, 2016 (File No. 333-212183), May 1, 2017 (File No. 333-217563), November 14, 2017 (File No. 333-221564), March 28, 2018 (File No. 333-223987), and June 10, 2019 (File No. 333-232058).

(5)	Represents 2,142 shares of Common Stock that were automatically added to the shares authorized for issuance under the Armata 2016 ESPP on January 1, 2024, pursuant to an “evergreen” provision contained in the Armata 2016 ESPP. Pursuant to such provision, on January 1st of each calendar year, from January 1, 2017 through and including January 1, 2026, the number of shares authorized for issuance under the Armata 2016 ESPP is automatically increased by a number equal to the least of: (a) 1% of the total number of shares of the Company’s capital stock outstanding on December 31st of the preceding calendar year; (b) 2,142 shares; or (c) a number determined by the Board that is less than (a) and (b).

Table 2: Fee Offset Claims and Sources

N/A